Execution Version
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), which is effective May 1, 2015 (the “Effective Date”), by and among Stansberry & Associates Investment Research, LLC (“Stansberry Research” or the “Company”), a limited liability company doing business under the laws of Maryland, S & A Holdings (2013), LLC, a Florida limited liability company (“Holdings”), and Stephen Sjuggerud, a resident of [*] (“Executive”). Stansberry Research, Holdings and Executive are collectively referred to herein as the “Parties.” This Agreement supersedes and replaces all prior employment agreements and understandings by and among the Parties and, as of the Effective Date, any such prior agreements and understandings shall be of no further force and effect.
RECITALS
WHEREAS, Stansberry Research publishes various publications, including, but not limited to, Stansberry’s Investment Advisory, Stansberry Alpha, True Wealth, Retirement Millionaire, True Wealth Systems, Income Intelligence, DailyWealth Trader and Extreme Value (the forgoing publications, together with any and all publications, software, media and information services managed by Stansberry Research, hereinafter referred to as the “Products”); and
WHEREAS, the Parties wish to enter into this Agreement to reflect their mutual understanding as to their overall business arrangement.
NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration as provided below, the Parties hereby agree as follows:
TERMS
1.Executive’s Performance and Understanding.
(a)Stansberry Research and Holdings agree to continue Executive’s employment with Stansberry Research in his existing roles as Editor. Executive will have such duties and responsibilities as are consistent with his title, including overseeing and training his editorial group at Stansberry Research and such other duties as mutually agreed upon by the Parties (the “Services”). Executive shall report to the publisher of Stansberry Research.
2.Compensation.
(a)Base Pay. In consideration of Executive’s performance of the Services, Stansberry Research shall compensate Executive as follows:
(i)Executive shall initially receive an annual guaranteed payment of $500,000.00. Guaranteed payments shall be paid to Executive every month in
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equal installments without deductions and withholdings. This guaranteed payment shall be periodically reviewed by the Board of Managers of Stansberry Research or the Board of Directors of Holdings, as the case may be (the “Board”) and adjusted upward or downward by the Board as the Board deems appropriate; provided that any adjustment downward shall only be permitted if the same adjustment is being made to all other similarly situated executives of Stansberry Research and/or Holdings.
(ii)In addition to the compensation set forth above, Executive may also receive discretionary bonuses from Stansberry Research and/or Holdings. Such discretionary bonuses will be at the sole discretion of the Board and paid to Executive in such amounts and at such times as determined by the Board.
(iii)Executive understands that he will be responsible for any self-employment taxes arising from payments of his guaranteed payments or any bonus amounts from Stansberry Research and/or Holdings and that, after the Effective Date, he shall no longer be treated as an employee of Stansberry Research for purposes of federal or state income or employment tax withholding and reporting.
(b)Initial Grant of Profits Interest. In addition to the guaranteed payment and discretionary bonus set forth above in Section 2(a), Executive was granted a Class B Interest in Holdings (the “Profits Interest”) as reflected opposite Executive’s name on Exhibit A to the Operating Agreement governing Holdings (“OA”). The Profits Interest represented five percent (5%) of the units of Holdings at the time of grant and is subject to the terms of the OA. To the extent of any discrepancy between this Agreement and the OA, with respect to the Profits Interest, the OA shall control. Executive acknowledges that, as set forth in the OA, the Profits Interest is intended to be a profits interest within the meaning of IRS Revenue Procedures 93-27, 1993-2 C.B. 343, and 2001-43, 2001-2 C.B. 191. As such, the initial capital account of the Profits Interest shall be zero dollars ($0.00) and Executive will only be entitled to share in future distributions, allocations of income and value increases in Holdings after May 1, 2015 and is not entitled to the amount of the net liquidation proceeds of Holdings equal to the amount if, immediately after the grant of the Profits Interest on May 1, 2015, all of the assets of Holdings were sold at their fair market value, Holdings satisfied all of its liabilities from the proceeds received from the sale of assets and the net proceeds were distributed in a liquidation of Holdings.
(c)Second Grant of Profits Interests. In addition to the initial grant of Profits Interests, Executive has been granted an additional 2.5% Class B Interest in Holdings which is also reflected in Exhibit A to the OA and subject to the terms of the OA.
(d)Expenses. Stansberry Research shall reimburse Executive for any reasonable travel and other out-of-pocket expenses incurred by Executive in the performance of his obligations hereunder, including travel, cell phone, dining and entertainment, and similar expenses; provided that such expenses shall have been documented and submitted in accordance with the regular reimbursement procedures and practices of Stansberry Research in effect from time to time. Travel expenses will be reimbursed within thirty (30) days of delivery of an expense report and applicable receipts.
(e)Benefits. Executive shall be eligible to participate in all medical, dental, disability, life insurance, accidental death, savings, retirement and/or 401k plan and other fringe benefits and executive perquisites generally provided to employees and/or other similar executives of Holdings or Stansberry Research on terms and based on any required employee contributions no less favorable to Executive than as apply to other such employees and similar executives generally.
3.License Grant.
(a)Executive hereby grants to Stansberry Research and its affiliates the right to trade off Executive’s name, reputation, likeness and background in promotional material aimed at marketing the Products to potential and current subscribers, as well as at seminars, conferences and any related events, during the term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement; provided, however, that in no event does this Agreement authorize Stansberry Research or any of its affiliates to use Executive’s name, reputation, likeness and background in any manner that is negative or detrimental to Executive.
(b)Executive agrees that all intellectual property, including copyright and trademark, produced under this Agreement is considered work for hire and therefore is the sole property of Stansberry Research and/or its affiliates.
(c)Executive agrees that all designs, trademarks, discoveries, formulas, processes, techniques, strategies, trade secrets, inventions, improvements, copyrightable works, and/or the like related to the production, marketing or sale of financial content for investment recommendations in publicly traded securities, including all rights to obtain, register, perfect and enforce these proprietary interests, that Executive may solely or jointly develop, conceive, or reduce to practice or author, in whole or in part, during Executive’s employment or association with Stansberry Research or its affiliates that relate to his employment or association or are aided by the use of time, material, or facilities of Holdings, Stansberry Research or their affiliates, whether or not during normal working hours, (“Inventions”) are the sole and exclusive property of Stansberry Research and/or its affiliates and are considered works for hire under the U.S. Copyright Act, including, but not limited to, as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as editorial copy, as a translation, as a supplementary work, as a compilation, as an instructional text, as a test, as answer material for a test, as an atlas or as any other applicable category. Without compensation, Executive hereby assigns to Stansberry Research his entire right, title, and interest in and to the Inventions, and agrees to execute all documents and take all other actions deemed necessary by Stansberry Research to protect its rights in any such Inventions, including to vest Stansberry Research or its designee with sole ownership of all Inventions. Executive represents and warrants that his development and use of the Inventions will not infringe, misappropriate or otherwise violate any intellectual property rights of any third party (including without limitation any of Stansberry Research’s former employers) or any duty owed by Executive to any third party (including without limitation any of Executive’s former employers). To the extent allowed by applicable law, all rights to Inventions include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, he hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Stansberry Research and agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratification, consent or agreement from time to time as requested by Stansberry Research. Executive shall return all tangible evidence of such Inventions, including, but not limited to, any papers, lists, books, files, and computer diskettes or CDs, to Stansberry Research prior to or at the termination or expiration of this Agreement or extensions thereof, if any, with or without Stansberry Research’s request, or upon Stansberry Research’s written request.
4.Non-Compete and Confidential Information.
(a)Restriction. Executive hereby agrees and covenants that he will not directly or indirectly, engage in any business on behalf of himself or any other person, and whether as an owner, director, officer, employee, or consultant, which could be deemed competitive with the Products or other products owned by Holdings or its affiliates (hereinafter, “Compete”) while he holds the Profits Interest (or any other membership interests in either Holdings or Stansberry Research). Further, if Executive disposes of the Profits Interest and any other membership interests that he may hold in either Holdings or Stansberry Research, Executive agrees not to Compete while he is an employee of Stansberry Research and for a period of two (2) years following the termination or expiration of such employment or the disposition of such interests (the “Non-Compete Term”); provided, however, that if Executive’s employment is terminated without Cause, or if he resigns for Good Reason, then the term of this covenant shall expire upon such termination or resignation of Executive’s employment. Any financial writing for a financial newsletter and/or any direct or indirect engagement by Executive in any Internet-related financial product, on behalf of himself or any other person, and whether as an owner, director, officer, employee or consultant, is deemed per se competitive.
(b)Exceptions. Notwithstanding the foregoing, producing any content that is not directly related to investment recommendations in publicly traded securities shall not be deemed to “Compete” with the Holdings or Stansberry Research and shall not be deemed a violation of this Article 4. Further, for the avoidance of doubt, publishing any content related to (i) general business/entrepreneurial advice or (ii) the practice of marketing content for general public consumption (so long as such content is not produced for the benefit of any competitor of the Company or) shall not be deemed to “Compete.”
(c)“Cause”. For purposes of Section 5 and this Section 4, the term “Cause” shall mean any of the following: (i) repeated and gross failure to perform Executive’s material duties under this Agreement or the OA, after written notice of such nonperformance has been given to Executive with thirty (30) days to cure such nonperformance; (ii) use of illegal drugs by Executive while at work or otherwise representing Stansberry Research or Holdings; (iii) commission of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (for avoidance of doubt, a driving while intoxicated (or other similar charge) shall not be considered a felony or crime of moral turpitude); (iv) the perpetration of any act of fraud or material dishonesty against or affecting the Company or Holdings, any of their affiliates, or any customer, agent or employee thereof; (v) material breach of fiduciary duty or material breach of this Agreement or the OA; (vi) repeated insolent or abusive conduct in the workplace, including but not limited to harassment of others of a racial or sexual nature after notice of such behavior; or (vii) taking any action which is intended to harm or disparage the Company or Holdings or their reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or Holdings; or (viii) engaging in any act of material self-dealing without prior notice to and consent by the Board. The term “Good Reason” means (i) breach of this Agreement by either Stansberry Research or Holdings, (ii) a reduction in Executive’s duties, title or rates of compensation, unless otherwise provided for in this Agreement or unless agreed to by Executive in writing, or (iii) a requirement that Executive relocate his primary place of employment to a geographic location outside of a fifty (50) mile radius from the Company’s location as of the Effective Date unless agreed to by Executive in writing, or (iv) a Change of Control of Monument (as defined under the OA); provided, however, that a resignation will be a resignation for Good Reason only if Executive shall have first provided written notice of the condition constituting Good Reason to the Board and the Company shall have failed to cure such condition within thirty (30) days of the Board’s receipt of notice.
(d)Nonsolicitation. During the Non-Compete Term, Executive also will not, directly or indirectly:
(i)induce or encourage any employee or independent contractor of Holdings, Stansberry Research or their affiliates to leave or reduce such employment or engagement, whether such employment or engagement is pursuant to a contract or at will, or, on his own behalf or on behalf of any person or entity, employ or engage in any capacity any former employee or independent contractor of Holdings, Stansberry Research or their affiliates, unless such former employee or independent contractor will have ceased to be so employed or engaged by Holdings, Stansberry Research or their affiliates for a period of at least one (1) year immediately prior to such employment or engagement; or
(ii)on his own behalf or on behalf of any person or entity, solicit or call upon, or attempt to solicit or call upon, any customer of Holdings, Stansberry Research or their affiliates (as of the date of termination of this Agreement), for the purpose of selling or providing any product or service which is competitive with any of the products owned, sold, managed or distributed by Holdings, Stansberry Research or their affiliates.
(e)Confidential Information. Executive acknowledges and agrees that Holdings, Stansberry Research and their affiliates, in the course of performing their business activities, acquire and develop Confidential Information (as defined below) that provides them with a business advantage and that Executive will be provided with such Confidential Information during his association with Holdings, Stansberry Research and their affiliates. Executive agrees that he will not, directly or indirectly, at any time during or after the term of this Agreement, use (whether on his own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required by law or necessary in the performance of his duties for Holdings, Stansberry Research or their affiliates during the term of this Agreement. “Confidential Information” means all confidential, proprietary, and non-public information (whether in written, electronic, or other form) of Holdings, Stansberry Research or their affiliates or third parties with whom Holdings, Stansberry Research or their affiliates do business (including without limitation investors, sources of investment capital, and suppliers of Holdings, Stansberry Research or their affiliates), including without limitation trade secrets; business information; track record information; books and records used to calculate and present track record information; information regarding the assets and affairs of Holdings, Stansberry Research or their affiliates; financial information; operating methods or strategies; portfolio holdings and performance; marketing plans or strategies; competitive know-how; processes; forecasts; investor lists or other investor-related information of any kind; client lists or other client-related information of any kind, and any other information of a similar nature not already in the public domain. Confidential Information also includes any information that becomes publicly available as a direct or indirect result of Executive’s breach of this Agreement or other obligation to Holdings, Stansberry Research or their affiliates. Executive will take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities. Executive further agrees to immediately notify Holdings and/or Stansberry Research if he becomes aware that Confidential Information has been improperly used or disclosed. In the event Executive is required by law to disclose Confidential Information, Executive will (i) immediately (and prior to such disclosure) notify Holdings and/or Stansberry Research and cooperate with Holdings and/or Stansberry Research (at their expense) in any efforts by them to oppose such disclosure, and (ii) will disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment. Under no circumstances will Executive acquire any ownership interest in, or right to use, any Confidential Information. Confidential Information shall not include information (i) which is or becomes generally available to the public, (ii) acquired by the Executive from a third party lawfully entitled to disclose same, or (iii) knowingly disclosed by Holdings and/or Stansberry Research to any third party without any intent to restrict the same as to further disclosure.
5.Warrants, Covenants, Indemnity and Forfeiture.
(a)Executive hereby warrants and covenants that all editorial and promotional work produced under this Agreement by him shall not knowingly violate or infringe any copyright(s) and shall not knowingly contain anything libelous or otherwise contrary to the law. Executive also covenants and agrees to undertake best efforts to comply with the internal trading policies of Stansberry Research and Holdings.
(b)Each of the Parties shall each have the right to take legal action against an unrelated third party in the event of any infringement or violation of the rights of the Party arising from Executive’s employment with Stansberry Research, and each shall be solely responsible for its expenses in such suit. However, Holdings and Stansberry Research agree to provide a legal defense (including the payment of legal fees and any court ordered damages that are assessed against him) for legal claims asserted against Executive arising out of his employment with Stansberry Research, unless such actions are in violation of this Agreement.
(c)Executive shall indemnify and hold harmless Holdings, Stansberry Research and their affiliates for any losses resulting from a willful and intentional breach in bad faith of the warranties and covenants by Executive in Sections 4 and 5, including reasonable attorney’s costs, suffered by Holdings, Stansberry Research and/or their affiliates. The Parties agree that the foregoing representations, covenants and indemnity by Executive shall not extend to any editorial, marketing or promotional materials Holdings or Stansberry Research provides to Executive so long as Executive’s presentation of such material is consistent with the warranties and covenant described in Section 5(a) above.
(d)Executive shall immediately forfeit his Profits Interest if he violates the non-compete provisions of Section 4 or is terminated for Cause and forfeiture of the Profits Interest is requested by the Board after the Board’s consideration of the circumstances. Further, if Executive transfers his Profits Interest to an entity pursuant to the terms of the OA, the transferee entity shall forfeit its Profits Interest if Executive violates the non-compete provisions of Section 4 or is terminated for Cause and forfeiture of the Profits Interest is requested by the Board after the Board’s consideration of the circumstances.

6.Reports. For so long as Executive holds any membership interests in Holdings, Holdings and/or Stansberry Research shall, at the written request of Executive, provide Executive with copies of its management prepared financial statements of Holdings, Stansberry Research and their subsidiaries for each fiscal quarter within the later of 5 days of such written request and 30 days of the end of such fiscal quarter. For so long as Executive holds any membership interests in Holdings, Holdings and/or Stansberry Research shall provide to Executive audited financial statements of Holdings, Stansberry Research and their subsidiaries within three (3) days of their production.
7.Term and Termination.
(a)Term. Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until December 31, 2021, unless terminated earlier pursuant to the terms of this Agreement. This period during which Executive is employed is hereinafter referred to as the “Initial Term.” If Executive is employed on the last day of the Initial Term or any subsequent Renewal Term, then the Agreement shall automatically renew for an additional one (1) year renewal period (a “Renewal Term”), provided, however, at any time within one hundred eighty (180) days prior to the expiration of the Initial Term or any subsequent Renewal Term, either Party may (1) request the other to negotiate the terms of a renewal of this Agreement or (2) elect not to renew the Agreement by providing written notice to the other Party. Notwithstanding the foregoing, no Party shall be obligated to renew this Agreement beyond the Initial Term or any subsequent Renewal Term, as applicable.
(b)Termination. Either Party may terminate Executive’s employment at any time, provided that he/it shall provide the other Party with one hundred eighty (180) days prior written notice before terminating his employment, in which case, for the avoidance of doubt, Holdings and/or Stansberry Research may relieve Executive of some or all of his duties during such 180-day notice period provided that Holdings and/or Stansberry Research pays Executive his guaranteed payment for the portion of the notice period that is waived. Upon termination of Executive’s employment, for any reason, he shall receive unpaid guaranteed payment through the date of termination and reimbursement for any expenses incurred through the date of termination pursuant to Section 2(c) along with any benefits through such date.
8.Assignment of Agreement. Executive’s services and functions are considered unique. This Agreement or any rights or obligations herein may not be assigned or otherwise transferred by Executive to any other party without the prior written consent of Stansberry Research and Holdings, which consent shall not be unreasonably withheld.
9.Integration, Amendments and Modifications. This Agreement sets forth the entire agreement between the Parties hereto with respect to the subject matter herein. This Agreement may not be amended or modified except by a writing duly executed by the Parties hereto.
10.Confidentiality. The Parties agree that this Agreement is confidential and, except as otherwise required by law or court order, no party shall disclose the terms herein to anyone, including any employee of Stansberry Research, Holdings, or Monument. Notwithstanding the foregoing, Stansberry Research may disclose the terms of this Agreement to the senior management and legal counsel of Stansberry Research and Holdings. Executive may disclose this contract to his wife and his legal and financial representatives provided such disclosures are protected by professional codes of conduct or signed confidentiality agreements.
11.Severability. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of the Agreement will remain in full force and effect according to its terms.
12.Choice of Law; Attorneys’ Fees. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Maryland regardless of any conflicts of law. Executive, Holdings, and Stansberry Research each consent to personal jurisdiction of Maryland courts. In the event of any legal action arising hereunder or between the Parties, the substantially prevailing party shall be entitled to an award of his/its costs and expenses (including but not limited to attorneys' fees) to be paid by the non-prevailing party.
13.Arbitration. The parties agree that any dispute between the parties hereunder shall be submitted to binding arbitration before a single arbitrator in Baltimore City, Maryland under the rules of the American Arbitration Association applicable to employment-related disputes, and the decision of the arbitrator shall be final and binding upon the Parties. Notwithstanding the foregoing, in the event of the Executive’s breach of any of the covenants set forth in Sections 3, 4, or 5, the Company shall have the right to obtain temporary, preliminary, or permanent injunctive relief from any court of competent jurisdiction and will not be required to arbitrate any claim for breach of such sections.
14.Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any ambiguities herein will be interpreted and this Agreement will be administered to so comply. If any compensation to be paid to Executive under this Agreement is “nonqualified deferred compensation” subject to Code Section 409A, the term “termination of employment”, “cessation of Employee’s performance” and words of similar import shall have the same meaning as a “separation from service” from Stansberry Research within the meaning of Code Section 409A(a)(2)(A)(i). Each payment of such “nonqualified deferred compensation” shall be considered a separate payment for purposes of Section 409A. Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code. Neither Stansberry Research nor Holdings is providing Executive with any guarantees as to the treatment of any of the terms of this Agreement under Code Section 409A.
15.Survival. Notwithstanding anything to the contrary in this Agreement, the applicable provisions of Sections 2 through 16 will survive the termination of Executive’s employment and the termination or expiration of the Initial Term or any subsequent Renewal Term.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

[SIGNATURES BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

/s/ Stephen Sjuggerud
Stephen Sjuggerud
Stansberry Associates Investment Research, LLC

By:     /s/ Mark Arnold
Mark Arnold
Its: Authorized Agent

S & A Holdings (2013), LLC

By:     /s/ Mark Arnold
Mark Arnold
Its: Chief Executive Officer

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